EXHIBIT 99.1

PRESS RELEASE

                                                                                                                                                              Contact:
                                                                                                                                                             Trisha Tuntland
                                                                                                                                                            Director of Investor Relations
                                                                                                                                                           Cabot Microelectronics Corporation
                                                                                                                                                               (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS STRONG
RESULTS FOR SECOND QUARTER OF FISCAL 2015

                                                                   Revenue of $104.9 Million, 5.4 Percent Higher Than Last Year
                                                                   Gross Profit Margin of 52.1 Percent of Revenue, Up 530 Basis Points Year-Over-Year
                                                                   Earnings Per Share of 55 Cents, Up 37.5 Percent From Last Year

AURORA, IL, April 30, 2015 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its second quarter of fiscal 2015, which ended March 31, 2015.

Total revenue during the second fiscal quarter was $104.9 million, 5.4 percent higher than the same quarter last year.  Gross profit margin was 52.1 percent of revenue in the second fiscal quarter, which is 530 basis points higher than in the same quarter last year.  The company also achieved diluted earnings per share of $0.55, representing an increase of 37.5 percent compared to the same quarter last year.  Cash flow from operations was $27.0 million.  As of March 31, 2015, the company's cash balance net of debt outstanding was $165.2 million.

"Our results highlight another quarter of strong financial performance for our company.  The March quarter traditionally has been a seasonally weak quarter for us and we are pleased with these results, which include year-over-year revenue growth in a number of our key product areas, meaningful expansion of our gross profit margin, and a significant increase in earnings," said David Li, President and CEO of Cabot Microelectronics.  "During the quarter we continued to make progress on the commercialization of our new family of high performing Dielectrics slurry products, which we believe can be a key growth driver for us.  We are encouraged by the level of customer sampling and evaluation of these innovative solutions, and have received a number of positive initial reactions to product performance.  Additionally, we are proud to have earned Intel's most prestigious award for suppliers, the Supplier Continuous Quality Improvement Award, for the third consecutive year for our performance in 2014."

Mr. Li continued, "Looking ahead, some of our customers and industry reports are calling for softer semiconductor industry conditions during the June quarter compared to the March quarter.  Through the first month of our third fiscal quarter we have also seen some softness in demand for our CMP consumables products.  However, we are confident that we can continue to successfully manage our business over a range of demand environments, and believe that we are well positioned for the future."

Key Financial Information

Total second fiscal quarter revenue of $104.9 million represents a 5.4 percent increase from the $99.5 million reported in the same quarter last year.  Revenue from the company's CMP slurries for polishing tungsten, slurries for polishing other metals, CMP polishing pads and Engineered Surface Finishes product area all increased compared to the same quarter last year.  Revenue from slurries for dielectrics and data storage applications decreased.  Foreign exchange effects reduced revenue by $1.4 million year-over-year, primarily due to the weaker Japanese yen versus the U.S. dollar.  Revenue for the first half of the fiscal year totaled $216.8 million, which is 8.4 percent higher than last year.  Year to date revenue includes a $2.5 million adverse impact associated with foreign exchange rate changes, primarily the weaker Japanese yen.

Gross profit, expressed as a percentage of revenue, was 52.1 percent this quarter, which is 530 basis points higher than the 46.8 percent of revenue reported in the same quarter a year ago.  Gross profit percentage increased primarily due to product mix, the absence of an asset impairment charge recorded during the same quarter last year, and benefits associated with foreign exchange rate changes, partially offset by higher accruals for incentive compensation.  Year to date, gross profit was 51.5 percent of revenue, which represents a 440 basis point improvement over the first half of last year.    Taking into account the company's results in the first half of the fiscal year, and in light of the prospect of softer near term demand, the company currently expects its gross profit for the full fiscal year to be around the upper end of its guidance range of 48 to 50 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $35.2 million in the second fiscal quarter, or $3.3 million higher than the $31.9 million reported in the same quarter a year ago, primarily due to higher accruals for incentive compensation and costs associated with the company's CEO transition announced last December.  Year to date, total operating expenses were $69.6 million, or 8.9 percent higher than the previous year, primarily due to higher accruals for incentive compensation, costs associated with the previously announced departure of three executive officers recorded in the first fiscal quarter, and the CEO transition.  The company currently expects operating expenses for the full fiscal year, including costs associated with these executive officer changes, to be toward the upper end of its guidance range of $132 million to $137 million.

Net income for the quarter was $13.8 million, which is 36.8 percent higher than $10.1 million reported in the same quarter last year.  Net income increased primarily due to a higher gross profit margin, including the absence of the asset impairment charge, and higher revenue, partially offset by higher operating expenses.  Year to date, net income was $33.7 million, which is 57.6 percent higher than the same period last year.

Diluted earnings per share were $0.55 this quarter, which represents an increase of 37.5 percent compared to $0.40 reported in the same quarter last year; last year's results included a $0.06 adverse impact associated with the asset impairment charge.  Year to date, diluted earnings per share were $1.36, which represents an increase of 58.1 percent compared to $0.86 last year, which included the asset impairment charge.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410.  Callers outside the U.S. can dial (973) 638-3236.  The conference code for the call is 21945778.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,025 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; the company's management, international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2014 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2014, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2015	2014	2014	2015	2014

Revenue	$104,858	$111,934	$99,456	$216,792	$199,971

Cost of goods sold	50,182	54,960	52,931	105,142	105,732

Gross profit	54,676	56,974	46,525	111,650	94,239

Operating expenses:

Research, development & technical	15,131	15,018	14,364	30,149	28,935

Selling & marketing	5,777	7,639	6,471	13,416	13,178

General & administrative	14,296	11,751	11,076	26,047	21,802

Total operating expenses	35,204	34,408	31,911	69,612	63,915

Operating income	19,472	22,566	14,614	42,038	30,324

Interest expense	1,059	906	843	1,965	1,715

Other income (expense), net	(332)	1,057	103	725	720

Income before income taxes	18,081	22,717	13,874	40,798	29,329

Provision for income taxes	4,270	2,801	3,779	7,071	7,926

Net income	$13,811	$19,916	$10,095	$33,727	$21,403

Income available to common shareholders	$13,628	$19,685	$9,962	$33,397	$21,200

Basic earnings per share	$0.57	$0.83	$0.42	$1.40	$0.89

Weighted average basic shares outstanding	24,057	23,651	23,982	23,845	23,775

Diluted earnings per share	$0.55	$0.80	$0.40	$1.36	$0.86

Weighted average diluted shares outstanding	24,693	24,486	24,897	24,582	24,749

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31,	September 30,
	2015	2014
ASSETS:

Current assets:
Cash and cash equivalents	$333,651	$284,155
Accounts receivable, net	55,812	60,693
Inventories, net	64,273	64,979
Other current assets	29,811	18,166
Total current assets	483,547	427,993

Property, plant and equipment, net	94,508	100,821
Other long-term assets	66,049	72,353
Total assets	$644,104	$601,167

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$16,019	$15,304
Current portion of long-term debt	8,750	8,750
Accrued expenses, income taxes payable and other current liabilities	31,615	31,394
Total current liabilities	56,384	55,448

Long-term debt, net of current portion	159,688	164,063
Other long-term liabilities	10,021	9,654
Total liabilities	226,093	229,165

Stockholders' equity	418,011	372,002
Total liabilities and stockholders' equity	$644,104	$601,167